COMMERCIAL CAPITAL BANCORP ANNOUNCES FOURTH QUARTER 2005 EARNINGS

Record total assets of $5.46 billion, a 9% increase from fourth quarter 2004
Record total loan fundings of $716.0 million, a 32% increase from fourth quarter 2004
Earnings of $0.26 per share on net income of $15.1 million
Non-GAAP Earnings of $0.29 per share on net income of $16.4 million

IRVINE, CA – January 23, 2006 – Commercial Capital Bancorp, Inc. (NASDAQ: “CCBI”), the parent company of Commercial Capital Bank, TIMCOR Exchange Corporation and North American Exchange Company, today announced net income of $15.1 million or $0.26 per diluted share for the fourth quarter of 2005, declines of 25% and 28%, respectively, from the fourth quarter of 2004. Excluding the direct costs of the Commercial Banking Division, the Company generated Non-GAAP net income of $16.4 million or $0.29 per diluted share during the fourth quarter of 2005. Net income totaled $74.3 million or $1.29 per diluted share for 2005, compared to $56.3 million or $1.21 per diluted share for 2004.

The financial results for the fourth quarter of 2005 reflect the successful implementation of the Company’s core growth strategy.

•

Total assets grew to a record $5.46 billion at December 31, 2005, an increase of $439.6 million from December 31, 2004. The growth in assets during the quarter was generated by the Bank’s strong fundings of multifamily, commercial real estate and construction loans.

•	Record loan fundings of $716.0 million were achieved during the fourth quarter of 2005, an increase of 32% over the fourth quarter of 2004.

•	Total revenues in the fourth quarter of 2005 reached $75.2 million, the highest level for any quarter in the Company’s history.

•

1031 exchange balances averaged $701.8 million for the fourth quarter of 2005, reflecting the acquisitions of TIMCOR and NAEC in February and May of 2005, respectively. Exchange balances had an average cost of 0.86% for the fourth quarter of 2005.

•

The Company announced signing of an agreement to acquire Calnet Business Bank, National Association, a Sacramento, California-based community bank with total assets of $176.6 million, total deposits of $152.9 million and total shareholders’ equity of $22.7 million at December 31, 2005. The acquisition is expected to close in the first quarter of 2006.

The comparability of the Company’s quarterly results is affected by the acquisitions that occurred in mid-2004 and early 2005. The Company’s operating results from the fourth quarter of 2005 include the operations of TIMCOR and NAEC which were acquired earlier in 2005. While the operations of these companies are included in the 2005 results, they are not reflected in comparable 2004 results. Additionally, Hawthorne Financial Corporation was acquired in June 2004.

Stephen H. Gordon, Chairman and Chief Executive Officer of Commercial Capital Bancorp, Inc., commented, “Our fourth-quarter results reflect our continued strategy of growing our core businesses, removing non-core assets from our balance sheet and maturing and improving our depository franchise. We have completed the process of selling non-core residential loans that were identified in early 2005 and are now focused on growing our balance sheet through our multifamily and commercial origination platform. We are keenly focused on growth through funding high quality assets and on the expansion and improvement of our depository franchise.” Gordon continued, “The fourth-quarter results were negatively

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impacted by the costs associated with the further development of the Bank’s Commercial Banking Division. This division is an important part of our multi-pronged funding strategy and, notwithstanding the near term costs, we have begun to realize the potential contributions to the Company, with approximately $50 million of deposits contributed by the division during the quarter.”

Fourth Quarter Financial Summary
($ in 000’s, except per share data)

	2005	2004	Change	% Change

Total revenues[i]	$75,154	$67,083	$8,071	12.0%
Net interest income	37,403	38,468	-1,065	-2.8
Non-interest income	6,066	6,690	-624	-9.3
G&A Expenses	20,532	12,705	7,827	61.6
Net income	15,101	20,234	-5,133	-25.4
Basic EPS	0.27	0.37	-0.10	-27.0
Diluted EPS	0.26	0.36	-0.10	-27.8
Yield on earning assets	5.93%	5.30%	0.63	11.9
Cost of funds	2.78	2.00	0.78	39.0
Net interest margin	3.21	3.38	-0.17	-5.0
Net interest margin, Non-GAAPii	3.13	3.08	0.05	1.6
ROAA	1.15	1.61	-0.46	-28.6
ROAA - Tangible	1.24	1.73	-0.49	-28.3
ROAE	8.69	13.06	-4.37	-33.5
ROAE - Tangible	20.59	31.55	-10.96	-34.7
Efficiency ratio	47.23	28.13	19.10	67.9
G&A to total assets	1.56	1.01	0.55	54.5
Effective income tax rate	33.69	37.26	-3.57	-9.6
Core loan fundingsiii	$684,656	$495,730	$188,926	38.1
Total loan fundingsiv	716,039	540,783	175,256	32.4

Operating Results

The Company’s net interest income during the fourth quarter totaled $37.4 million, a decrease of 3% from $38.5 million for the fourth quarter of 2004. The Company’s yield on interest-earning assets increased 63 basis points to 5.93% for the fourth quarter of 2005, compared to 5.30% for the fourth quarter of 2004. Average interest-earning assets totaled $4.66 billion during the fourth quarter of 2005 as compared to $4.55 billion during the fourth quarter of 2004. The growth of average interest-earning assets was muted by the sale of non-core assets and the fourth quarter fundings being heavily weighted toward the end of the quarter. Average interest-bearing liabilities equaled $4.37 billion for the fourth quarter of 2005, an increase of $106.6 million over 2004. During the fourth quarter of 2005, $655.0 million of FHLB advances that originally were borrowed on extended maturity schedules at an average cost of 2.64% matured. These advances were replaced with sources at current market rates of interest. The maturity of these advances combined with rising short-term interest rates contributed to an increase in the Company’s cost of funds during the fourth quarter of 2005. The Company’s cost of funds was 2.78% during the fourth quarter of 2005, an increase of 78 basis points from the fourth quarter of 2004. Excluding purchase accounting adjustments related to the acquisition of Hawthorne, the Company’s net interest margin expanded by five basis points year over year to 3.13% for the fourth quarter of 2005, from 3.08% for the fourth quarter of 2004.

Noninterest income decreased by 9% to $6.1 million for the fourth quarter of 2005, from $6.7 million for the fourth quarter of 2004. The decrease in noninterest income is due primarily to a decrease in the gain

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on sale of loans, which totaled $534,000 for the fourth quarter of 2005, compared to $3.8 million for the fourth quarter of 2004. The gain on sale of loans for the fourth quarter of 2005 declined compared to the prior year period due to a lower volume of loan sales as the Company completed its programs to restructure its balance sheet and reduce non-core assets.

The Company’s general and administrative expenses totaled $20.5 million for the fourth quarter of 2005, compared to $12.7 million for the fourth quarter of 2004. The most significant increase in expenses was compensation costs, which was driven by a higher level of staffing during 2005. The acquisitions of TIMCOR and NAEC and the investment made in the expansion of the commercial banking efforts resulted in a significant increase in staff. The fourth quarter of 2005 includes approximately $2.3 million of direct expenses related to the Commercial Banking Division. This included approximately $1.1 million of salaries, benefits and other costs and $1.2 million of professional and legal costs associated with the start up of this division and the Company’s defense in the previously disclosed related litigation.

The Company’s effective tax rate was 33.69% for the fourth quarter of 2005, compared to 37.26% for the fourth quarter of 2004. The reduction of the Company’s effective tax rate for the fourth quarter of 2005 compared to the fourth quarter of 2004 results primarily from the Company’s strategy of investing in qualified low income community investments under the New Markets Tax Credit provisions of the Internal Revenue Code of 1986, as amended. The Company continues to benefit from prior year investments in similar tax credits, as well as tax benefits from funding loans in tax enterprise zones.

Asset Strategy

Total assets increased to a record $5.46 billion at December 31, 2005, compared to $5.02 billion at December 31, 2004. During 2005, the Company employed a strategy to increase its focus on multifamily and commercial real estate loans and reduce the level of single family residential loans in its portfolio. In the first quarter of 2005, the Bank identified and designated $611.6 million of low rate, super jumbo, single family adjustable rate loans as held for sale. The Bank continues to originate single family residential loans, but intends to identify as held for sale those single family residential loans that do not meet its profitability criteria. During 2005, these asset strategies resulted in the sale of $731.1 million of single family residential loans from the Bank’s portfolio and 2005 originations. The composition of the balance sheet at December 31, 2005 reflects the results of these strategies. Total loans increased to $4.34 billion at December 31, 2005, an increase of $420.8 million over the levels at December 31, 2004, with multifamily loans held for investment totaling $3.05 billion and representing 70% of total loans held for investment at December 31, 2005. Multifamily loans totaled $2.40 billion, and represented 61% of total loans at December 31, 2004. The current and ongoing strategy of the Company will continue to focus on the funding of adjustable rate multifamily and commercial real estate loans that are indexed to the 12 MAT and other market indices. At December 31, 2005, 97% of the loan portfolio was adjustable rate loans and 56% of adjustable rate loans were based upon the 12MAT. Although the Company is focused on the funding of adjustable rate loans, the Company does not hold a significant amount of loans subject to negative amortization at December 31, 2005. As a result, the Company had less than $1.0 million of negative amortization balances as of December 31, 2005.

Loan Fundings

The Company’s lending efforts are focused on adjustable rate multifamily and commercial real estate loans. The strategy emphasizes loans originated through an in-house lending team of professionals in order to ensure that the customer relationship is maintained and that strict standards of credit quality are maintained. Purchasing loans and using third party mortgage brokers are part of the overall funding and portfolio growth strategy. During the fourth quarter of 2005, $570.4 million of core loans were originated, $114.3 million were purchased and $31.4 million were originated through broker or conduit

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relationships. These figures compare favorably to the fourth quarter of 2004 during which the Bank originated core loans of $495.7 million and originated $45.1 million of loans through broker or conduit relationships.

David S. De Pillo, President and Chief Operating Officer, observed, “California continues to experience population expansion and the demand for affordable housing has led to continued strong demand for our loan products. Our loan origination franchise has built strong relationships and we are one of the strongest competitors in the multifamily niche. We have grown to being one of the leading multifamily lenders in the state of California and we have the capacity to continue to grow. If concerns regarding the affordability of single family residences should prove to be realized, we feel that we are well positioned to provide loan products to fill the need for affordable housing that should be attractive to real estate developers and investors who are seeking loan products and services.”

PORTFOLIO ASSET QUALITY

The level of nonperforming assets has been relatively low over recent quarters and the fourth quarter of 2005 proved to be consistent with that trend. Nonperforming assets totaled $8.6 million or 0.16% of total assets at December 31, 2005. This compares with nonperforming assets of $6.6 million or 0.13% of total assets at December 31, 2004. Nonperforming assets are typically comprised of loans on nonaccrual status, loans that have been restructured and real estate acquired through foreclosure.

The Company’s internal asset review process evaluates the adequacy of its allowance for loan losses on a quarterly basis. At December 31, 2005, the allowance for loan losses was $28.7 million, which is 335% of nonperforming loans and 0.66% of total loans. The Company’s review of its allowance for loan losses at December 31, 2005 indicated that a provision for loan losses for the fourth quarter of 2005 was not required and that the allowance for loan losses is adequate to cover potential losses inherent in the loan portfolio.

LIABILITY MANAGEMENT

A key focus of the balance sheet funding strategy implemented throughout 2005 was to increase the utilization of lower costing funding sources. The acquisitions of TIMCOR and NAEC during 2005 were an outgrowth of this strategy and provided average exchange balances of $701.8 million for the fourth quarter of 2005 at an average cost of 0.86%. At December 31, 2005, exchange balances totaled $623.3 million, which reflects the inter-period cyclical nature of exchanges. Although reflected as borrowings on the Company’s balance sheet, these funding sources are viewed as transaction account balances in the implementation of the Company’s asset liability management strategy. Transaction account balances, which consist of deposits that may be withdrawn by depositors without notice and exchange balances, totaled $1.70 billion at December 31, 2005, an increase of $473.0 million or 38% from $1.23 billion December 31, 2004, respectively. The growth of the transaction account balances was the most significant factor in the increase in total liabilities to $4.77 billion at December 31, 2005, as compared to $4.40 billion at December 31, 2004.

On October 20, 2005, the Company announced it had entered into a definitive agreement to acquire Calnet Business Bank, National Association. The all-stock transaction is valued at approximately $40 million and is expected to close in the first quarter of 2006. At December 31, 2005, Calnet had total assets of $176.6 million, total loans of $107.4 million, total deposits of $152.9 million and total shareholders’ equity of $22.7 million. For the fourth quarter of 2005, Calnet’s net interest margin expanded to 5.70%. Calnet conducts its Greater Sacramento Valley, relationship-driven deposit gathering and lending business from a single location in Sacramento. Calnet’s lending programs focus on commercial real estate, construction and business loans within the Greater Sacramento Valley region. The closing of the

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Calnet acquisition by the Company is subject to approval by Calnet shareholders and the Office of Thrift Supervision, the Company’s primary regulator.

Gordon commented, “The expansion of our funding strategies reflects the Company’s commitment to cost effective funds management and remains a primary focus of our core business strategy. We will be employing several strategies to achieve our objective. We will further mature and expand our commercial, relationship and retail banking efforts. We expect to expand our retail branch network and exchange accommodator business through organic and de novo growth and opportunistic acquisitions. The TIMCOR, North American and Calnet acquisitions are good examples of the type of acquisitions that the Company will focus on in the future. The recently announced signing of a definitive agreement to acquire Oakland, California based Lawyers Asset Management, with over $100 million of exchange balances, demonstrates our commitment to and success with this strategy.”

SHAREHOLDERS’ EQUITY

Stockholders’ equity totaled $698.1 million at December 31, 2005, an increase of 11.7% from $625.2 million at December 31, 2004. Growth in the level of shareholders’ equity has been driven by retained earnings and by shares used in the acquisition of TIMCOR. As part of the strategy to manage its shares outstanding, on October 12, 2005 the Company’s Board of Directors approved a stock repurchase program which allows for up to $20 million of shares to be repurchased. This plan will begin upon the conclusion of the repurchase program authorized in January 2005, which has remaining authorization to repurchase 532,463 shares. During 2005, the Company repurchased 1,036,400 shares. The Company’s Board of Directors declared a cash dividend of $0.075 per share for shareholders of record on February 15, 2006 to be paid on March 1, 2006.

The capital ratios of the Bank continued to exceed federal regulatory requirements for classification as a “well-capitalized” institution. The Bank’s core, tier one risk-based and total risk-based capital ratios are estimated to be 8.75%, 11.72% and 12.48% at December 31, 2005, respectively

FORWARD GUIDANCE

Stephen H. Gordon stated, “We view 2005 as a transition year for the Company; a year in which the Company restructured its portfolio, acquired new business lines and expanded its commercial banking efforts. We believe the successful maturation of these initiatives, when combined with our relationship and retail banking focus will improve the Company’s franchise value. Looking forward to 2006, we will continue to look for strategic opportunities that provide synergistic, low cost transaction account balances and expand our depository franchise. We will look to build a nationwide platform for our 1031 exchange accommodator businesses and hope to build efficiencies from further growth. During 2006, we expect to grow our loan portfolio without compromising asset quality. We recognize the challenges of operating in a relatively flat or inverted yield curve environment. These and other factors lower the precision of accurately forecasting our businesses. We will continue to focus our core origination expertise on adjustable rate multifamily and commercial real estate lending and we have established an internal goal of growing total assets in the range of 20% to 25% during 2006. Despite the challenges, we remain confident in our business strategy and in our ability to continue to grow our lines of business profitably.”

CONFERENCE CALL AND WEBCAST INFORMATION

Analysts, investors, and the general public may listen to the Company’s discussion of its fourth quarter’s earnings and performance and participate in the question/answer session by using the phone number listed below, or through a live video webcast of the conference available through a link on the home page of the Company’s website at www.commercialcapital.com. The multimedia webcast enables conference

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participants to experience the conference with greater impact by simultaneously viewing the video broadcast as well as tables, charts, and speaker’s notes. The webcast also allows participants to interact with the speakers through a live web-based question and answer session. Windows Media player is required for viewing the video webcast. It is recommended that participants dial into the conference call, or log into the webcast, approximately 5 to 10 minutes prior to the call.

Conference Call	Webcast
Date: Monday, January 23, 2006	Date: Monday, January 23, 2006
Time: 7:00 a.m. PST (10:00 a.m. EST)	Time: 7:00 a.m. PST (10:00 a.m. EST)
Phone Number (800) 638-4930	Webcast URL: www.commercialcapital.com
International Dial In (617) 614-3944	Windows Media player is required
Access Code: 65748596

Replay Information: for those who are unable to participate in the call or webcast live, an archive of the webcast will be available on the Company’s website at www.commercialcapital.com beginning approximately 2 hours following the end of the call. A replay of the call will be available approximately 2 hours after the call’s conclusion. To listen to the call replay dial (888) 286-8010, or for international callers dial (617) 801-6888, the access code for either replay number is 56896605. The webcast archive and call replay will be available until March 7, 2006.

Commercial Capital Bancorp, Inc. is a diversified financial services company with $5.46 billion of total assets, at December 31, 2005. The Company provides depository and lending products and services under the Commercial Capital Bank brand name, and provides 1031 exchange services to income property investors nationwide under the TIMCOR Exchange Corporation and North American Exchange Company brand names.

This release and the aforementioned conference call and webcast may include forward-looking statements related to the Company’s plans, beliefs and goals, and its proposed acquisition of Calnet which involve certain risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. Such risks and uncertainties include, but are not limited to, the following factors: competitive pressure in the banking industry; changes in the interest rate environment; the health of the economy, either nationally or regionally; the deterioration of credit quality, which would cause an increase in the provision for possible loan and lease losses; changes in the regulatory environment; changes in business conditions, particularly in California real estate; volatility of rate sensitive deposits; asset/liability matching risks and liquidity risks; and changes in the securities markets. With respect to its proposed Calnet acquisition, these risks and uncertainties include, but are not limited to governmental approval of the merger may not be obtained or adverse regulatory conditions may be imposed in connection with governmental approvals of the merger and that the stockholders of Calnet may fail to provide the required approval to consummate the merger. The Company undertakes no obligation to revise or publicly release any revision to these forward-looking statements.

This press release may be deemed to be solicitation material with respect to the proposed acquisition of Calnet and the issuance of shares of common stock by the Company pursuant to the merger. In connection with the proposed transaction, a registration statement on Form S-4 has been filed with the SEC. The registration statement contains a proxy statement/prospectus that has been distributed to the shareholders of Calnet in connection with their vote on the merger. SHAREHOLDERS OF CALNET ARE ENCOURAGED TO READ THE REGISTRATION STATEMENT AND ANY OTHER RELEVANT DOCUMENTS FILED WITH THE SEC, INCLUDING THE PROXY STATEMENT/PROSPECTUS THAT IS PART OF THE REGISTRATION STATEMENT, BECAUSE THEY CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED MERGER. Investors and security holders may obtain the documents free of charge at the SEC’s website, www.sec.gov. In addition, investors may

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obtain free copies of the documents filed with the SEC by the Company by contacting: Investor Relations, Commercial Capital Bancorp, Inc., 8105 Irvine Center Drive, 15th Floor Irvine, CA 92618, telephone: 949-585-7500 or by visiting the Company’s website at www.commercialcapital.com, or from Calnet by contacting Kevin R. Watson, Chief Financial Officer, Calnet Business Bank, 1565 Exposition Blvd., Sacramento, CA 95815, telephone: 916-927-7000 or by visiting Calnet’s website at www.Calnetbank.com.

Contact:
Commercial Capital Bancorp, Inc.
Stephen H. Gordon, Chairman and CEO
James H. Leonetti, Chief Financial Officer and EVP

Telephone:	(949) 585-7500
Facsimile:	(949) 585-0174

i        Total revenue is defined as interest income plus noninterest income.

ii      Net interest margin, Non-GAAP excludes purchase accounting adjustments related to the acquisition of Hawthorne Financial Corporation.

iii     The Company defines core loan fundings to exclude those loans funded through its strategic alliance with Greystone Servicing Corporation, a Fannie Mae DUS lender, and the Company’s other broker and conduit channels.

iv      The Company defines total loan fundings to include loans that are originated or purchased by the Company during the period.

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COMMERCIAL CAPITAL BANCORP, INC.
UNAUDITED CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
(Dollars in Thousands)

	Dec. 31, 2005	Sept. 30, 2005	June 30, 2005	Mar. 31, 2005	Dec. 31, 2004

ASSETS
Cash and Cash Equivalents	$33,735	$69,112	$33,812	$78,775	$16,961
Securities Available For Sale	384,144	408,338	444,456	464,689	491,265
FHLB Stock	84,788	84,314	98,943	97,007	96,046
Loans Held for Investment
Single Family	394,678	246,400	196,605	209,480	841,818
Multifamily	3,050,931	2,897,778	2,807,503	2,633,004	2,396,788
Commercial Real Estate	601,665	534,599	518,106	440,088	420,015
Construction	202,237	186,583	190,302	225,650	225,058
Land	74,948	48,414	43,946	50,182	56,308

Total Real Estate Loans	4,324,459	3,913,774	3,756,462	3,558,404	3,939,987
Business and Other Loans	12,396	18,085	18,723	19,364	16,360

Total Loans Held for Investment	4,336,855	3,931,859	3,775,185	3,577,768	3,956,347
Net Deferred Fees, Premiums and Discounts	3,427	319	(1,815)	(4,798)	(5,708)
Allowance for Loan Losses	(28,705)	(28,723)	(28,731)	(28,743)	(36,835)

Total Loans Held for Investment, Net	4,311,577	3,903,455	3,744,639	3,544,227	3,913,804
Loans Held for Sale	23,961	165,760	304,723	612,549	976

Total Loans	4,335,538	4,069,215	4,049,362	4,156,776	3,914,780
Fixed Assets - Net	15,838	16,624	16,905	16,419	10,318
Foreclosed Assets	—	—	—	—	—
Accrued Interest Receivable	21,909	19,652	18,872	19,374	17,120
Goodwill	397,164	394,080	394,080	377,726	357,367
Core Deposit Intangible	5,251	5,414	5,576	5,739	5,902
Bank-Owned Life Insurance	114,409	93,290	47,525	47,081	46,277
Affordable Housing Investments	33,035	33,956	34,877	35,798	36,719
Other Assets	37,738	41,664	35,593	33,961	31,169

TOTAL ASSETS	$5,463,549	$5,235,659	$5,180,001	$5,333,345	$5,023,924

LIABILITIES AND STOCKHOLDERS’ EQUITY
Deposits
Demand Deposits - Noninterest-Bearing	$141,597	$140,185	$127,300	$110,741	$97,931
Demand Deposits - Interest-Bearing	71,386	74,063	74,941	78,611	78,003
Money Market Checking	348,137	212,637	243,337	316,639	473,344
Money Market Savings	372,230	438,313	313,158	195,875	245,306
Savings	147,386	173,481	218,573	281,766	336,474

Total Transaction Deposits	1,080,736	1,038,679	977,309	983,632	1,231,058
Retail Time Deposits	1,028,546	1,001,281	939,410	933,209	932,562
Broker Time Deposits	150,800	55,845	115,895	115,199	93,161

Total Time Deposits	1,179,346	1,057,126	1,055,305	1,048,408	1,025,723

Total Deposits	2,260,082	2,095,805	2,032,614	2,032,040	2,256,781
Borrowings
FHLB Advances	1,597,806	1,510,917	1,521,028	2,015,338	1,856,349
Exchange Balances	623,284	679,526	685,551	370,202	—
Junior Subordinated Debentures	149,962	150,107	150,253	150,398	135,079
Other Borrowings	72,000	69,000	65,000	61,000	101,000

Total Borrowings	2,443,052	2,409,550	2,421,832	2,596,938	2,092,428
Other Liabilities	62,298	49,578	57,098	51,589	49,499

TOTAL LIABILITIES	4,765,432	4,554,933	4,511,544	4,680,567	4,398,708

STOCKHOLDERS’ EQUITY	698,117	680,726	668,457	652,778	625,216

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$5,463,549	$5,235,659	$5,180,001	$5,333,345	$5,023,924

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COMMERCIAL CAPITAL BANCORP, INC.
UNAUDITED CONSOLIDATED STATEMENTS OF INCOME
(Dollars in Thousands)

	Three Months Ended

	Dec. 31, 2005	Sept. 30, 2005	June 30, 2005	Mar. 31, 2005	Dec. 31, 2004

Interest Income
Loans	$63,579	$60,148	$58,540	$55,905	$54,221
Securities	4,431	4,698	4,990	5,219	5,285
FHLB Stock	1,003	935	1,086	1,034	860
Fed Funds and Other	75	83	62	83	27

Total Interest Income	69,088	65,864	64,678	62,241	60,393
Interest Expense
Deposits	15,175	12,852	10,861	9,874	9,174
FHLB Advances	11,656	10,139	10,923	11,145	10,717
Exchange Balances	1,527	1,552	1,147	341	—
Junior Subordinated Debentures	2,644	2,481	2,307	2,043	1,770
Other Borrowings	683	575	515	504	264

Total Interest Expense	31,685	27,599	25,753	23,907	21,925

Net Interest Income	37,403	38,265	38,925	38,334	38,468
Recapture of Allowance for Loan Losses	—	—	—	(8,109)	—

Net Interest Income after Recapture of Allowance for Loan Losses	37,403	38,265	38,925	46,443	38,468

Noninterest Income
Loan Related Fees	1,311	1,380	1,519	1,058	1,591
Retail Banking Fees	513	558	509	531	546
Mortgage Banking Fees	131	136	108	40	122
1031 Exchange Fees	1,301	1,620	1,347	374	—
Gain on Sale of Loans	534	1,494	2,757	645	3,809
Gain on Sale of Securities	—	—	—	—	—
Other Income	2,276	2,246	658	1,100	622

Total Noninterest Income	6,066	7,434	6,898	3,748	6,690

Noninterest Expenses
Compensation and Benefits	10,544	9,251	7,235	6,619	6,120
Non-Cash Stock Compensation	548	865	393	241	29
Occupancy and Equipment	2,206	2,219	2,052	2,159	2,096
Marketing	311	393	619	654	498
Technology	770	746	646	612	538
Professional and Consulting	1,847	2,482	694	498	440
Insurance Premiums and Assessment Costs	620	602	574	568	579
Merger-Related	13	—	—	—	282
(Recapture of) Provision for Reserve for Unfunded Commitments	(2)	56	—	(1,490)	(416)
Other Expenses	3,675	3,251	3,055	2,793	2,539

Total G&A Expenses	20,532	19,865	15,268	12,654	12,705
Early Extinguishment of Debt	—	—	—	—	—
Amortization of Core Deposit Intangible	163	163	162	163	203

Total Noninterest Expenses	20,695	20,028	15,430	12,817	12,908

Income Before Taxes	22,774	25,671	30,393	37,374	32,250
Income Tax Expense	7,673	8,835	11,068	14,287	12,016

Net Income	$15,101	$16,836	$19,325	$23,087	$20,234

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COMMERCIAL CAPITAL BANCORP, INC.
UNAUDITED CONSOLIDATED STATEMENTS OF INCOME
(Dollars in Thousands)

	Twelve Months Ended
	Dec. 31, 2005	Dec. 31, 2004

Interest Income
Loans	$238,173	$146,685
Securities	19,338	23,058
FHLB Stock	4,058	2,811
Fed Funds and Other	302	82

Total Interest Income	261,871	172,636
Interest Expense
Deposits	48,762	26,137
FHLB Advances	43,863	27,731
Exchange Balances	4,566	—
Junior Subordinated Debentures	9,475	5,005
Other Borrowings	2,278	741

Total Interest Expense	108,944	59,614

Net Interest Income	152,927	113,022

Recapture of Allowance for Loan Losses	(8,109)	—

Net Interest Income after Recapture of Allowance for Loan Losses	161,036	113,022

Noninterest Income
Loan Related Fees	5,268	5,194
Retail Banking Fees	2,112	1,347
Mortgage Banking Fees	416	566
1031 Exchange Fees	4,641	—
Gain on Sale of Loans	5,429	4,022
Gain on Sale of Securities	—	2,152
Other Income	6,281	1,806

Total Noninterest Income	24,147	15,087

Noninterest Expenses
Compensation and Benefits	33,649	17,930
Non-Cash Stock Compensation	2,047	117
Occupancy and Equipment	8,637	5,301
Marketing	1,977	1,602
Technology	2,774	1,375
Professional and Consulting	5,521	1,220
Insurance Premiums and Assessment Costs	2,365	1,697
Merger-Related	13	1,196
Recapture of Reserve for Unfunded Commitments	(1,436)	—
Other Expenses	12,773	5,546

Total G&A Expenses	68,320	35,984
Early Extinguishment of Debt	—	1,204
Amortization of Core Deposit Intangible	651	464

Total Noninterest Expenses	68,971	37,652

Income Before Taxes	116,212	90,457
Income Tax Expense	41,863	34,195

Net Income	$74,349	$56,262

10/19

COMMERCIAL CAPITAL BANCORP, INC.
Five Quarter Summary of Yields Earned and Rates Paid

	Three Months Ended

	Dec. 31, 2005	Sept. 30, 2005	June 30, 2005	Mar. 31, 2005	Dec. 31, 2004

Interest-Earning Assets
Loans	6.10%	5.88%	5.61%	5.46%	5.47%
Securities	4.40	4.39	4.37	4.33	4.29
FHLB Stock	4.75	4.23	4.42	4.28	3.72
Cash and Cash Equivalents	3.37	3.46	2.69	2.37	2.21

Total Yield on Interest-Earning Assets	5.93	5.70	5.46	5.31	5.30

Interest-Bearing Liabilities
Transaction Accounts	2.48	2.17	1.85	1.69	1.66
Certificates of Deposits	3.45	3.03	2.62	2.24	1.76
FHLB Advances	3.19	2.74	2.51	2.33	2.19
Exchange Balances	0.86	0.88	0.85	0.76	—
Junior Subordinated Debentures	6.99	6.55	6.15	5.71	5.21
Other Borrowings	4.06	3.52	2.99	2.51	2.01

Cost on Interest-Bearing Liabilities	2.87	2.54	2.34	2.21	2.04
Cost of Funds	2.78	2.46	2.27	2.16	2.00
Interest Rate Spread	3.06	3.16	3.12	3.10	3.26
Net Interest Margin	3.21	3.31	3.28	3.27	3.38

11/19

COMMERCIAL CAPITAL BANCORP, INC.
Average Balances, Net Interest Income, Yields Earned and Rates Paid
(Dollars in Thousands)

	Three Months Ended

	Dec. 31, 2005			Dec. 31, 2004

	Average		Average	Average		Average
	Balance	Interest	Yield/Cost	Balance	Interest	Yield/Cost

Interest-Earning Assets:
Total Loans(1)	$4,167,744	$63,579	6.10%	$3,965,200	$54,221	5.47%
Securities(2)	402,661	4,431	4.40	492,297	5,285	4.29
FHLB Stock	84,456	1,003	4.75	92,491	860	3.72
Cash and Cash Equivalents(3)	8,904	75	3.37	4,880	27	2.21

Total Interest-Earning Assets	4,663,765	69,088	5.93	4,554,868	60,393	5.30
Noninterest-Earning Assets	602,356			475,741

Total Assets	$5,266,121			$5,030,609

Interest-Bearing Liabilities:
Deposits:
Transaction Accounts(4)	$918,067	5,730	2.48	$1,084,645	4,534	1.66
Certificates of Deposits	1,087,314	9,445	3.45	1,049,900	4,640	1.76

Total Deposits	2,005,381	15,175	3.00	2,134,545	9,174	1.71
FHLB Advances	1,450,059	11,656	3.19	1,945,610	10,717	2.19
Exchange Balances	701,815	1,527	0.86	—	—	—
Junior Subordinated Debentures	150,057	2,644	6.99	135,175	1,770	5.21
Other Borrowings (5)	66,818	683	4.06	52,248	264	2.01

Total Interest-Bearing Liabilities	4,374,130	31,685	2.87	4,267,578	21,925	2.04

Noninterest-Bearing Deposits	147,346			98,828
Other Noninterest-Bearing Liabilities	49,887			44,302

Total Liabilities	4,571,363			4,410,708
Stockholders’ Equity	694,758			619,901

Total Liabilities and Stockholders’ Equity	$5,266,121			$5,030,609

Net Interest-Earning Assets	$289,635			$287,290

Net Interest Income/Interest Rate Spread		$37,403	3.06%		$38,468	3.26%

Net Interest Margin			3.21%			3.38%

(1)	The average balance of loans receivable includes loans held for sale and is presented without reduction for the allowance for loan losses.

(2)	Consists of mortgage-backed securities and U.S. government securities which are classified as available-for-sale, excluding the unrealized gains or losses on these securities.

(3)	Consists of cash in interest-earning accounts and federal funds sold.

(4)	Consists of savings, money market accounts and other interest-bearing deposits.

(5)	Consists of federal funds purchased.

12/19

COMMERCIAL CAPITAL BANCORP, INC.
Average Balances, Net Interest Income, Yields Earned and Rates Paid
(Dollars in Thousands)

	Twelve Months Ended

	Dec. 31, 2005			Dec. 31, 2004

	Average Balance	Interest	Average Yield/Cost	Average Balance	Interest	Average Yield/Cost

Interest-Earning Assets:
Total Loans (1)	$4,133,437	$238,173	5.76%	$2,706,840	$146,685	5.42%
Securities (2)	442,145	19,338	4.37	537,505	23,058	4.29
FHLB Stock	91,914	4,058	4.41	70,565	2,811	3.98
Cash and Cash Equivalents (3)	10,423	302	2.90	5,703	82	1.44

Total Interest-Earning Assets	4,677,919	261,871	5.60	3,320,613	172,636	5.20
Noninterest-Earning Assets	547,836			300,211

Total Assets	$5,225,755			$3,620,824

Interest-Bearing Liabilities:
Deposits:
Transaction Accounts (4)	$912,564	18,654	2.04	$818,594	13,864	1.69
Certificates of Deposits	1,058,664	30,108	2.84	757,734	12,273	1.62

Total Deposits	1,971,228	48,762	2.47	1,576,328	26,137	1.66
FHLB Advances	1,649,162	43,863	2.66	1,398,274	27,731	1.98
Exchange Balances	533,120	4,566	0.86	—	—	—
Junior Subordinated Debentures	148,918	9,475	6.36	102,372	5,005	4.89
Other Borrowings (5)	70,555	2,278	3.23	49,467	741	1.50

Total Interest-Bearing Liabilities	4,372,983	108,944	2.49	3,126,441	59,614	1.91

Noninterest-Bearing Deposits	130,913			71,884
Other Noninterest-Bearing Liabilities	51,299			27,678

Total Liabilities	4,555,195			3,226,003
Stockholders’ Equity	670,560			394,821

Total Liabilities and Stockholders’ Equity	$5,225,755			$3,620,824

Net Interest-Earning Assets	$304,936			$194,172

Net Interest Income/Interest Rate Spread		$152,927	3.11%		$113,022	3.29%

Net Interest Margin			3.27%			3.40%

(1)	The average balance of loans receivable includes loans held for sale and is presented without reduction for the allowance for loan losses.

(2)	Consists of mortgage-backed securities and U.S. government securities which are classified as available-for-sale, excluding the unrealized gains or losses on these securities.

(3)	Consists of cash in interest-earning accounts and federal funds sold.

(4)	Consists of savings, money market accounts and other interest-bearing deposits.

(5)	Consists of securities sold under agreements to repurchase, federal funds purchased, warehouse line of credit and other short-term borrowings.

13/19

COMMERCIAL CAPITAL BANCORP, INC.
UNAUDITED PERFORMANCE RATIOS AND OTHER DATA
(Dollars in Thousands, except share data)

	Twelve Months Ended

	Dec. 31, 2005	Dec. 31, 2004

Operational Ratios
Earnings per Share - Basic	$1.35		$1.29
Earnings per Share - Diluted	1.29		1.21
Return on Average Assets	1.42%		1.55%
Return on Average Tangible Assets	1.54		1.65
Return on Average Stockholders’ Equity	11.09		14.25
Return on Average Tangible Stockholders’ Equity	26.61		31.14

Common Shares Outstanding at End of Period	56,487,280		54,519,579
Weighted Average Shares Outstanding — Basic	55,209,991		43,749,774
Weighted Average Shares Outstanding — Diluted	57,491,258		46,351,889
Shares Repurchased During the Period	1,036,400		831,700

Efficiency Ratio	38.58		28.09
G&A to Average Assets	1.31		0.99
Effective Tax Rate	36.02		37.80

Core Loan Fundings	$2,449,284		$1,689,702
Total Loan Fundings	2,558,472		1,850,029
Multifamily Fundings as a % of Total Fundings	50%		62%
Adjustable Rate Core Loan Fundings	$2,375,940		$1,670,805
12MAT Core Loan Fundings	1,339,048		1,084,701
Fixed Rate Core Loan Fundings	73,344		18,897
Loans Sold	748,288		182,109
Net Charge-Offs <Recoveries>	21	$	<8>

14/19

COMMERCIAL CAPITAL BANCORP, INC.
UNAUDITED PERFORMANCE RATIOS AND OTHER DATA
(Dollars in Thousands, except share data)

	Three Months Ended

	Dec. 31, 2005	Sept. 30, 2005	June 30, 2005	Mar. 31, 2005		Dec. 31, 2004

Operational Ratios
Earnings per Share - Basic	$0.27	$0.30	$0.35		$0.42	$0.37
Earnings per Share - Diluted	0.26	0.29	0.34		0.40	0.36
Return on Average Assets	1.15%	1.30%	1.47%		1.78%	1.61%
Return on Average Tangible Assets	1.24	1.41	1.59		1.92	1.73
Return on Average Stockholders’ Equity	8.69	9.89	11.62		14.41	13.06
Return on Average Tangible Stockholders’ Equity	20.59	23.93	28.11		34.49	31.55

Common Shares Outstanding at End of Period	56,487,280	55,640,363	55,388,061		55,416,348	54,519,579
Weighted Average Shares Outstanding -- Basic	55,578,219	55,244,376	55,186,788		54,821,891	54,399,694
Weighted Average Shares Outstanding -- Diluted	57,590,506	57,565,159	57,522,870		57,277,806	56,947,525
Shares Repurchased During the Period	—	72,000	260,000		704,400	174,300

Efficiency Ratio	47.23%	43.47%	33.32%		30.07%	28.13%
G&A to Average Assets	1.56	1.53	1.16		0.98	1.01
Effective Tax Rate	33.69	34.42	36.42		38.23	37.26

Core Loan Fundings	$684,656	$570,196	$599,303		$595,129	$495,730
Total Loan Fundings	716,039	609,894	624,715		607,824	540,783
Multifamily Fundings as a % of Total Fundings	47%	49%	51%		56%	59%
Adjustable Rate Core Loan Fundings	$647,593	$557,175	$578,354		$592,818	$487,234
12MAT Core Loan Fundings	372,322	349,711	304,268		312,747	281,089
Fixed Rate Core Loan Fundings	37,063	13,021	20,949		2,311	8,496
Loans Sold	45,794	160,507	386,144		155,843	166,257
Balance Sheet Ratios & Data
Tangible Assets	5,061,134	4,836,165	4,780,345		4,949,880	4,660,655
Tangible Equity	295,702	281,232	268,801		269,313	261,947

Equity to Assets at End of Period	12.78%	13.00%	12.90%		12.24%	12.44%
Tangible Equity to Assets at End of Period	5.41	5.37	5.19		5.05	5.21
Tangible Equity to Tangible Assets at End of Period	5.84	5.82	5.62		5.44	5.62

Nonperforming Assets	$8,581	$8,935	$12,098		$6,475	$6,601
Nonperforming Assets to Total Assets	0.16%	0.17%	0.23%		0.12%	0.13%
Allowance for Loan Losses to Loans Held for Investment at End of Period	0.66	0.73	0.76		0.80	0.93
Allowance for Loan Losses to Nonaccrual Loans	335	321	237		444	558
Net Charge-Offs <Recoveries>	$18	$8	$12	$	<17 >	$11

Per Share Data
Book value Per Share	12.36	12.23	12.07		11.78	11.47
Tangible Book Value per Share	5.23	5.05	4.85		4.86	4.80

15/19

COMMERCIAL CAPITAL BANCORP, INC.
Loans Funded by Product Type
(Dollars in Thousands)

	Three Months Ended

	Dec. 31, 2005	Sept. 30, 2005	June 30, 2005	Mar. 31, 2005	Dec. 31, 2004

Real Estate Originations
Multifamily	$253,989	$297,477	$290,604	$338,313	$320,383
Commercial Real Estate	80,664	54,277	38,371	45,435	18,706

Total Income Property	334,653	351,754	328,975	383,748	339,089
Single Family Residential	81,884	96,644	122,669	146,539	110,065
Construction & Land	150,669	103,347	43,270	47,908	44,226

Total Real Estate Loan Originations	567,206	551,745	494,914	578,195	493,380

Real Estate Loans Purchased
Multifamily	80,201	1,136	28,965	—	—
Commercial Real Estate	23,592	—	71,124	—	—

Total Income Property	103,793	1,136	100,089	—	—
Construction & Land	10,482	8,815	—	10,685	—

Total Real Estate Loans Purchased	114,275	9,951	100,089	10,685	—

Total Real Estate Fundings	681,481	561,696	595,003	588,880	493,380

Bank Business and Other Originations	3,175	8,500	4,300	6,249	2,350

Total Core Loan Fundings	684,656	570,196	599,303	595,129	495,730

Broker/Conduit Originations	31,383	39,698	25,412	12,695	45,053

Total Loan Fundings	$716,039	$609,894	$624,715	$607,824	$540,783

16/19

COMMERCIAL CAPITAL BANCORP, INC.
LOAN FUNDINGS by INTEREST TYPE
Three Months Ended December 2005
(Dollars in Thousands)

	Fixed	12mat	CMT	LIBOR	COFI	Prime	Other	Total

Real Estate Originations
Multifamily	$10,285	$198,548	$—	$13,758	$30,398	$1,000	$—	$253,989
Commercial Real Estate	11,741	21,898	43,210	3,815	—	—	—	80,664

Total Income Property	22,026	220,446	43,210	17,573	30,398	1,000	—	334,653
Single Family Residential	430	75,927	4,479	—	—	1,048	—	81,884
Construction & Land	7,000	1,740	—	3,500	—	138,429	—	150,669

Total Real Estate Loan Originations	29,456	298,113	47,689	21,073	30,398	140,477	—	567,206

Real Estate Loans Purchased								—
Multifamily	—	74,209	—	3,823	—	2,169	—	80,201
Commercial Real Estate	—	—	—	—	—	23,592	—	23,592

Total Income Property	—	74,209	—	3,823	—	25,761	—	103,793
Construction & Land	7,607	—	—	—	—	2,875	—	10,482

Total Real Estate Loans Purchased	7,607	74,209	—	3,823	—	28,636	—	114,275

Total Real Estate Fundings	37,063	372,322	47,689	24,896	30,398	169,113	—	681,481

Bank Business and Other Originations	—	—	—	—	—	—	3,175	3,175

Total Core Loan Fundings	$37,063	$372,322	$47,689	$24,896	$30,398	$169,113	$3,175	$684,656

Broker/Conduit Originations								31,383

Total Loan Fundings								$716,039

17/19

COMMERCIAL CAPITAL BANCORP, INC.
Reconciliation of Non-GAAP Financial Measures
(Dollars in Thousands, except per share data)

The following tables provide a reconciliation of the Company’s reported net interest margin and net interest spread compared to adjusted net interest margin and net interest spread excluding the net effect of the amortization or accretion of premiums or discounts resulting from the purchase accounting adjustments due to the Hawthorne acquisition:

	Q4 2005 As Reported			Excluding Premium/Discount Effect		Q4 2005 Adjusted

	Average Balance	Interest	Avg. Yield/Cost	Average Balance	Interest	Average Balance	Interest	Avg. Yield/Cost

Total Interest-Earning Assets	$4,663,765	$69,088	5.93%	$3,001	$(572)	$4,666,766	$68,516	5.87%

Total Interest-Bearing Liabilities	4,374,130	31,685	2.87%	(2,875)	309	$4,371,255	31,994	2.90%

Net Interest Income/Interest Rate Spread		$37,403	3.06%		$(881)		$36,522	2.97%
Net Interest Margin			3.21%					3.13%

	Q4 2004 As Reported			Excluding Premium/Discount Effect		Q4 2004 Adjusted

	Average Balance	Interest	Avg. Yield/Cost	Average Balance	Interest	Average Balance	Interest	Avg. Yield/Cost

Total Interest-Earning Assets	$4,554,868	$60,393	5.30%	$11,643	$(2,400)	4,566,511	$57,993	5.08%

Total Interest-Bearing Liabilities	4,267,578	21,925	2.04%	(4,893)	962	4,262,685	22,887	2.14%

Net Interest Income/Interest Rate Spread		$38,468	3.26%		$(3,362)		$35,106	2.94%
Net Interest Margin			3.38%					3.08%

The following tables provide a reconciliation of the Company’s net income and total general and administrative expenses excluding the effect of the expenses related to the Commercial Banking Division. Management believes that the performance of the Commercial Banking Division and its impact on the Company’s overall financial condition and results of operations will be more evident when the Division is able to operate without limitations imposed by the litigation process. Accordingly, management believes that the exclusion of direct organization, start-up and litigation costs related to the Division will provide a more meaningful presentation of the Company’s fourth quarter results of operations.

Three Months Ended Dec. 31, 2005

Net Income
Net Income - as Reported	$15,101
Adjustments Related to the Commercial Banking Division:
Add: Reversal of Compensation Expenses	1,015
Add: Reversal of Professional Expenses	1,188
Add: Reversal of Other Operating Expenses	71
Less: Tax Effect (42%)	(955)

Net Income - Non-GAAP	$16,420

Three Months Ended Dec. 31, 2005

Total General and Administrative Expense
Total General and Administrative Expense - as Reported	$20,532
Adjustments Related to the Commercial Banking Division:
Less: Compensation Expenses	(1,015)
Less: Professional Expenses	(1,188)
Less: Other operating Expenses	(71)

Total General and Administrative Expense - Non-GAAP	$18,258

Selected Financial Highlights:

	Three Months Ended Dec. 31, 2005	Three Months Ended Dec. 31, 2005

	Non-GAAP	GAAP

Basic EPS	$0.30	$0.27
Diluted EPS	0.29	0.26
Return on Average Assets[1]	1.25%	1.15%
Return on Tangible Assets[1]	1.35	1.24
Return on Average Equity[1]	9.45	8.69
Return on Average Tangible Equity[1]	22.39	20.59
Efficiency Ratio	42.00	47.23
G&A to Average Assets[1]	1.39	1.56

1 Average asset and equity balances were not adjusted for purposes of calculating these Non-GAAP financial ratios

18/19

COMMERCIAL CAPITAL BANK, FSB Selected Financial Data (Dollars in Thousands)

	Dec. 31, 2005	Dec. 31, 2004

ASSETS
Cash and Cash Equivalents	$32,843	$16,609
Securities Available for Sale	382,642	489,371
FHLB Stock	84,788	96,046
Loans Held For Investment
Single Family	394,678	841,818
Multifamily	3,050,139	2,396,788
Commercial Real Estate	601,665	420,015
Construction	202,237	225,058
Land	74,948	56,308

Total Real Estate Loans	4,323,667	3,939,987
Business & Other Loans	12,283	16,360

Total Loans Held for Investment	4,335,950	3,956,347
Net Deferred Fees, Premiums and Discounts	4,779	(3,326)
Allowance for Loan Losses	(28,705)	(36,835)

Total Loans Held for Investment, Net	4,312,024	3,916,186
Loans Held For Sale	22,999	—

Total Loans	4,335,023	3,916,186
Other Assets	562,060	489,183

TOTAL ASSETS	$5,397,356	$5,007,395

LIABILITIES AND STOCKHOLDER’S EQUITY
Deposits
Demand Deposits - Noninterest-Bearing	$178,139	$101,119
Demand Deposits - Interest-Bearing	71,386	78,003
Money Market Checking	749,689	478,505
Money Market Savings	553,561	245,306
Savings	147,401	336,474

Total Transaction Deposits	1,700,176	1,239,407
Total Time Deposits	1,179,346	1,025,723

Total Deposits	2,879,522	2,265,130
Borrowings	1,669,806	1,957,349
Other Liabilities	54,239	55,530

TOTAL LIABILITIES	4,603,567	4,278,009
STOCKHOLDER’S EQUITY	793,789	729,386

TOTAL LIABILITIES AND STOCKHOLDER’S EQUITY	$5,397,356	$5,007,395

19/19